Exhibit 10.1

2005 DoubleClick Corporate Bonus Plan

Purpose

It is the intent of DoubleClick Inc. to pay for results. The DoubleClick Corporate Bonus Plan provides an incentive to participants to maximize results in areas critical to the Company’s success during the current year, and also rewards participants for their individual performance.

Eligibility

Active employees of DoubleClick Inc. who are at a salary grade level of 9 or above that are not participating in any other short term incentive or commission plan.

Incentive Targets

The following table contains the annual bonus target (percent of base salary) for each salary grade level:

Level	Bonus Target
Salary Grade 16	80%
Salary Grade 15	70%
Salary Grade 14	60%
Salary Grade 13	50%
Salary Grade 12	40%
Salary Grade 11	30%
Salary Grade 10	20%
Salary Grade 9	10%

Summary

In 2005, The DoubleClick Corporate Bonus Plan will have two performance periods:

First Performance Period: January 1st through June 30th.

A mid-year payment targeted at 40% of the overall targeted annual bonus will be made if threshold levels are met or exceeded, following the first half of the year.

Second Performance Period: January 1st through December 31st.

An annual payment will be calculated following the end of the calendar year. This calculation will take into account performance results for the entire calendar year. Amounts paid, if any, following the mid-year performance cycle will be subtracted from the annual bonus calculation to provide a net bonus amount payable after the end of the year.

The level of your bonus payment for both performance periods will be based on (1) Revenue results versus the Annual Operating Plan targeted revenue amount; (2) Operating Margin results versus the Annual Operating Plan targeted operating margin amount; (3) results from strategic objectives as defined by management; and (4) your individual performance as defined in your year-end review.

Base Salary

For the mid-year bonus cycle, bonus calculations will be based on your base salary as of May 1st of the plan year. Annual bonus calculations under the Plan will be based on a participant’s salary grade level and base salary as of November 1st of the plan year.

How Results Are Measured

Key Performance Results Weights

The total bonus payment will be based on three performance criteria. The following table sets forth the criteria and assigns the weighting of each:

Performance		Bonus
Criteria	Corporate Criteria Definitions	Weighting
Revenue	Revenue generated by DoubleClick Inc. during 2005 versus the revenue target identified in the Annual Operating Plan.	35%
Operating Margin	Operating margin results for DoubleClick Inc. for 2005 versus the operating margin target identified in the Annual Operating Plan.	30%
Strategic Objectives	Strategic objectives are identified by management at the start of the year. Results versus these strategic objective targets will be analyzed for bonus calculation.	35%

Revenue Performance Factor Table

Revenue will be analyzed after the end of the mid-year performance period and the calendar year versus targeted revenue in the Annual Operating Plan. Any gains or losses from acquisitions or sales that occur during the calendar year will be excluded. The portion of the bonus amount allocated to revenue results (35%) will be determined according to the following table:

Corporate Revenue Results
Performance Against	% Attainment of
Plan	Target*	Bonus Factor
Above Superior	111% - up	8% for every 1% increase in revenue
Superior	110%+	160%
Target	100%	100%
Threshold	85%	0%
Below Threshold	0% - 84.9%	0%

*Results that fall between whole numbers will have a prorated bonus factor.

Operating Margin Performance Factor Table

30% of your targeted bonus payment will be based on Operating Margin results. Operating Margin will be analyzed after the end of the first half performance period and the calendar year versus targeted Operating Margin in the Annual Operating Plan. Any gains or losses from acquisitions or sales that occur during the calendar year will be excluded. Bonus dollars resulting from Operating Margin results will be determined according to the following table:

Corporate Operating Margin Results
Performance Against	% Attainment of
Plan	Target*	Bonus Factor
Maximum	130%+	200%
Target	100%	100%
Threshold	50%	50%
Below Threshold	0% - 49.9%	0%

*Results that fall between whole numbers will have a prorated bonus factor.

Strategic Objective Ratings

Specific multiples of performance will be developed for each strategic objective. The multiples will vary depending upon the specific metric being used. 35% of your targeted incentive will be based on Strategic Objective results. For strategic objectives where specific measurable metrics are not available, the following table will be used to assess performance. Strategic Objective results will be analyzed for the mid-year performance cycle, and for the entire year.

Customer Service / Project Work Rating	Bonus Plan Multiple
5 – Clearly Exceeds Expectations	200%
4 – Meets or Exceeds Expectations	150%
3 – Meets Expectations	100%
2 – Meets Minimum Expectations	50%
1– Does Not Meet Expectations	0%

Individual Performance Rating

The individual performance ratings are consistent with those used in your mid-year and annual performance reviews. They will be used to determine your annual merit increase amount, and, at your managers discretion, as a multiplier for your overall bonus plan results.

Customer Service / Project Work Rating	Bonus Plan Multiple
Top Performer (122 to 150)	1.25
High Performer (115.01 – 121.99)	1.10
Effective Performer (100 to 115)	1.0
Needs Development (50 to 99.9)	0.5
Fails to Meet Requirements (0 – 49.9)	0.0

*The rating scale ranges above may be adjusted to ensure a normal distribution of performance scores.

Bonus Calculation

Mid-Year

You are eligible to receive payment for 40% of your targeted annual bonus for results attained during the first half of the year. Targets will be set using the AOP targets for Revenue and Operating Margin for the first and second quarters, and, interim Strategic Objective targets. Your overall mid-year bonus payment will be capped at 125% of your targeted mid-year bonus. For example, if your bonus target for the year is 20%, your mid-year targeted bonus would be 8% (40% of 20%) and your maximum mid-year bonus payment will be 10% (125% of 8%).

Year End

Any payments made as a result of the mid-year bonus payment will be “trued up” at year end. This means that a “total” bonus calculation will be made taking the entire year’s results into account, and the bonus payment (if any) made at mid-year will be subtracted from the overall annual total. If the mid-year amount that was paid exceeds the annual amount calculated after year end, no money will be due back to the company. Otherwise, the participant will receive the net of the annual versus mid-year bonus calculation amounts following year end.

Date of Hire Prorating

Bonuses for plan participants hired after the start of the Performance Periods (January 1st through June 30th; January 1st through December 31st) will be prorated depending on the date of hire.

For the half year performance period, those hired prior to March 1st will be eligible to participate. Their mid-year bonus payments will be prorated to date of hire. For the calendar year bonus cycle, those hired prior to March 1st will not have their bonus prorated. Someone hired on or after March 1st will have their bonus payment prorated to their date of hire. For example, someone hired on July 1st would receive a prorated bonus of 184/366ths of their projected bonus. Employees hired after November 1st of any year are ineligible for a bonus payment for that year.

Timing of Bonus Payments

Bonuses will be paid twice a year for the 2005 bonus cycle. They will be calculated following the end of each performance period as applicable. Bonuses will be paid as soon as administratively practicable following the end of the performance period. Barring any unforeseen or uncontrollable circumstances, mid-year bonuses are expected to be paid no later than August 31st, and annual bonuses generally are expected to be paid no later then March 15th following the year in which it was earned.

Employment Changes

New Hire

Bonuses for new hires will be paid on a pro-rata basis during the calendar year of hire, based upon the actual hire date of the participant and the Date of Hire Prorating section above.

Internal Transfer

Employees transferring from one bonus eligible position within the Company to another will have their bonus compensation pro-rated based on their time in each position, if the change in position means a change in salary grade and therefore eligibility. Employees who transfer from a bonus eligible position to other positions within DoubleClick not covered by this Plan will be paid bonus compensation based on the job they are leaving and only for the pro-rated period the employee actually worked in the bonus-eligible position. In no event shall a participant be eligible for two bonus or commission plans at the same time. The bonus or commission plan in the new position will always take precedent over any other plan.

Termination

Employees who leave the Company either voluntarily or involuntarily are not eligible for bonus payments. To be eligible for a bonus payment, the participant must be actively employed by DoubleClick Inc. on the exact date that the bonuses are paid.

Additional Terms

Employees may not participate in this Plan if they are participants in any other cash based incentive plan of DoubleClick, including DoubleClick’s Sales Commission Plans, or any other subsidiary or related company.

DoubleClick retains the right to make adjustments in subsequent payments for errors that have occurred with relation to Corporate Bonus Plan payments. This includes both errors made in favor of the plan participant, and errors made in favor of the Company.

Nothing in this Corporate Bonus Plan summary shall in any way limit the ability of senior management and the Compensation Committee of the Board of Directors, in their sole discretion, to pay any individual or group of individuals a discretionary bonus award in addition to any bonus payment made under the Plan.

The DoubleClick Corporate Bonus Program may be amended, revised, replaced, or terminated at any time unilaterally by DoubleClick. DoubleClick reserves the right to interpret and implement the terms of this plan in its sole discretion.

Incentive targets may be adjusted by management or the Compensation Committee of the Board of Directors at their sole discretion for any reason during the course of the Plan Performance Period, including but not limited to changes in business conditions.

You should be aware that employment at DoubleClick is for no specific period of time. As a result, either you or DoubleClick are free to terminate our employment relationship at any time, for any reason, with or without cause. The “at-will” nature of your employment with DoubleClick may only be changed in an express writing by you and the Chief Executive Officer of DoubleClick. No employee or agent of DoubleClick is authorized to provide you with any statement, letter, or contract promising anything contrary to this statement of at-will employment, unless that contrary statement, letter, or contract is in writing and is signed by DoubleClick’s Chief Executive Officer. Nothing herein should be construed to change, in any way, the “at-will” nature of your employment.

This Plan is governed by the laws of the State of New York.

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